Exhibit  99.1

                                                      COMPANY CONTACT:
                                                      Rhonda F. Rhyne, President
                                                      rrhyne@cardiodynamics.com
                                                      800-778-4825 Ext. 1013

              CARDIODYNAMICS ANNOUNCES PREDICT STUDY PUBLICATION IN JOURNAL OF THE AMERICAN COLLEGE OF CARDIOLOGY (JACC)

           21 LEADING CENTERS DEMONSTRATE ICG AS POWERFUL PREDICTOR OF
                             HEART FAILURE OUTCOMES

SAN DIEGO--June 6, 2006-- CardioDynamics (Nasdaq: CDIC), the innovator and leader of impedance cardiography (ICG) technology, today announced publication of the Company's PREDICT (Prospective Evaluation and Identification of Decompensation by ICG Test) study, demonstrating a significant relationship between BioZ(R) ICG parameters and the occurrence of near-term major heart failure events (emergency department visit, hospitalization, or death). The results were published online in the Journal of the American College of Cardiology (JACC), the leading cardiology journal and the official journal of the American College of Cardiology (ACC). The study will also be published in the June 2006 print version of the Journal and will be received by over 29,000 subscribers who are specialists in Cardiovascular and Internal Medicine, Cardiovascular Surgery, Pediatric Cardiology, and General and Family Practitioners.

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The PREDICT study included investigators from 21 leading U.S. heart failure centers. Researchers followed 212 heart failure patients in outpatient clinics for a total of over 2,300 visits. Patients' BioZ ICG measurements were taken in addition to standard baseline variables that included their age, sex, heart failure cause, ejection fraction, medications, and standard clinical variables that included patient self-assessment, vital signs, weight, and heart failure functional classification (referred to as "New York Heart Association (NYHA) class"). ICG parameters were considered as a single BioZ "ICG score" to assess each patient as low, average, or high risk for a major heart failure event within the following two weeks. Importantly, patient visits with a high-risk BioZ ICG score were over eight times more likely to die or experience a heart failure-related hospitalization or emergency room visit than those with a low-risk BioZ ICG score. In addition, a high-risk BioZ ICG score was able to predict a major heart failure event four times more often than the most powerful single clinical variable (NYHA class IV). NYHA class IV includes heart failure patients in which any physical activity creates discomfort, and symptoms occur at rest.

Milton Packer, M.D., Chair, Department of Clinical Sciences at the University of Texas Southwestern Medical Center in Dallas, was the principal investigator of the PREDICT study and lead author on the paper. Dr. Packer is one of the leading experts in the treatment of heart failure and has been instrumental in the introduction of a number of new treatments. He is the author of more than 200 papers and serves on the editorial boards of numerous major medical journals. Currently he is on the executive committee of both the American Heart Association and the American College of Cardiology and is the past-President of the Heart Failure Society of America. Dr. Packer is also a primary consultant to the National Institutes of Health (NIH) and the Food and Drug Administration
(FDA) on the management of heart failure and on matters related to cardiovascular research and drug development and health care policy.

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Dr. Packer stated, "Physicians treating heart failure patients are in need of a prognostic tool that helps them indicate which patient is at greatest risk for death or hospitalization. The PREDICT results suggest that when performed at regular intervals in stable patients with heart failure with a recent episode of clinical decompensation, ICG can identify patients at increased near-term risk of recurrent decompensation."

"The publication of PREDICT is a key milestone for CardioDynamics' ICG acceptance within the medical community. The data from this study illustrate the clinical importance of our technology in the treatment of heart failure," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "There are nearly five million Americans currently living with heart failure and 550,000 new cases of heart failure diagnosed each year. As the older population increases over the next few decades, so will the number of people living with heart failure. At this time, heart failure can be managed but not cured - in fact, about two-thirds of all patients die within five years of diagnosis. We will continue to work with the research and clinical communities to demonstrate how our patented technology can aid physicians in the early detection and improved treatment of this deadly disease."

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THE FULL LIST OF AUTHORS ON THE PREDICT PUBLICATION INCLUDES:

Milton Packer, MD, FACC, University of Texas Southwestern Medical Center, Dallas, TX

William T. Abraham, MD, FACC, Ohio State University Heart Center,
Columbus, OH

Mandeep R. Mehra, MD, FACC, University of Maryland School of Medicine, Baltimore, MD

Clyde W. Yancy, MD, FACC, University of Texas Southwestern Medical Center, Dallas, TX

Christine E. Lawless, MD, FACC, DuPage Medical Group, Chicago, IL

Judith E. Mitchell, MD, FACC, SUNY Downstate Medical Center, New York, NY

Frank W. Smart, MD, FACC, Texas Heart Institute at St. Luke's Episcopal Hospital, Houston, TX

Rachel Bijou, MD, FACC, Columbia-Presbyterian Medical Center, New York, NY

Christopher M. O'Connor, MD, FACC, Duke University Medical Center, Durham, NC

Barry M. Massie, MD, FACC, San Francisco VA Medical Center, San Francisco, CA

Ileana L. Pina, MD, FACC, Case Western Reserve University, Cleveland, OH

Barry H. Greenberg, MD, FACC, University of California, San Diego, San Diego, CA

James B. Young, MD, FACC, Cleveland Clinic Foundation, Cleveland, OH

Daniel P. Fishbein, MD, FACC, University of Washington, Seattle, WA

Paul J. Hauptman, MD, FACC, St. Louis University, St. Louis, MO

Robert C. Bourge, MD, FACC, University of Alabama, Birmingham, AL

John E. Strobeck, MD, PhD, FACC, Heart Lung Associates of America, Hawthorne, NJ

Srinvivas Murali, MD, FACC, University of Pittsburgh Medical Center, Pittsburgh, PA

Douglas Schocken, MD, FACC, University of South Florida, Tampa, FL

John R. Teerlink, MD, FACC, San Francisco VA Medical Center, San Francisco, CA

Wayne C. Levy, MD, FACC, University of Washington, Seattle, WA

Robin J. Trupp, MSN, RN, Ohio State University Heart Center, Columbus, OH

Marc A. Silver, MD, FACC, Advocate Christ Medical Center, Chicago, IL

TO OBTAIN COPIES OF THE PREDICT PUBLICATION, PLEASE CONTACT RHONDA RHYNE AT

rrhyne@cdic.com.

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ABOUT CARDIODYNAMICS:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG products and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

FORWARD-LOOKING (SAFE HARBOR) STATEMENT:

Except for historical and factual information contained herein, this press release contains forward-looking statements, such as clinical data results, publication of and future clinical trials, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2005 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.